SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): February 16, 2005

CENTRAL VALLEY COMMUNITY BANCORP

(Exact Name of Registrant as Specified in Charter)

California	000-31977	77-0539125
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

600 Pollasky Avenue, Clovis, California		93612
(Address of Principal Executive Offices)		(Zip Code)

Registrant’s telephone number, including area code:  (559) 298-1775

(Former Name or Former Address, if Changed Since Last Report)          Not Applicable

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐                                    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐                                    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 1.01 ENTRY INTO A MATERIAL DEFINITIVE AGREEMENT

On February 16, 2005, the Executive and Directors Resource Committee (“Committee”) of the Board of Directors of Central Valley Community Bancorp  recommended to the Board of Directors, and the  Board approved, the acceleration of the vesting of all the currently outstanding options held by  the members of the Board of Directors and certain members of senior management. .  The Board believes  it was in the best interest of the shareholders to accelerate these options, as it will have a positive  impact on the earnings of the Company over the previously remaining vesting period of approximately 3 years. Under recently issued accounting pronouncements  the Company would have been required to recognize compensation expense related to these options as they vested which would  reduce net income.

The average term of the Board of Directors is 16.5 years.  In the opinion of the Company , it is expected that each of the individuals whose option  vesting has been accelerated will remain with the Company over the full term of the original vesting period.  As of February 16, 2005, the accelerated options represent approximately 62% of the unvested options outstanding. At December 31, 2004, the amount that would have been expensed for all unvested options if the Company had recorded compensation expense using the fair value method under FASB 123 was $250,000.  The other terms of each of the option grants will remain unchanged.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Central Valley Community Bancorp

Date: February 22, 2005	By: /s/ Daniel J. Doyle
Name: Daniel J. Doyle
Title: Chairman and Chief Executive Officer (principal executive officer)